Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Pam Lord
(858) 646-8032	(619) 849-6003
plord@pnlifesciences.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
SAN DIEGO, Calif., February 11, 2010 – Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care diagnostic tests, announced today financial results for the fourth quarter and full year ended December 31, 2009.
Fourth Quarter 2009 Highlights
•	Global revenues grew to $66.6 million, a 99% increase over fourth quarter 2008

•	Earnings per diluted share increased to $0.67 from $0.19 in the same period last year

•	Infectious disease product sales grew 118% to $57.0 million versus the same period of 2008

•	Reproductive and women’s health product revenue grew 36% to $6.1 million over the fourth quarter of 2008

•	Launched MicroVue® C5a Enzyme Immunoassay
Full Year 2009 and Recent Highlights:
•	Grew total revenues to $164.3 million, a 28% increase year over year

•	Earnings per diluted share increased to $1.08 from $0.58, an increase of 86% over the prior year

•	Operating margin increased to 32% in 2009 from 22% in the prior year

•	Repurchased 3.1 million shares of company stock for a total of $32.8 million

•	Signed a definitive agreement to acquire Diagnostic Hybrids, Inc. for approximately $130 million in cash
Fourth Quarter 2009 Results
For the fourth quarter of 2009, total revenues were $66.6 million, compared to $33.5 million for the fourth quarter of 2008, an increase of 99%. International revenues grew 88% to $12.6 million compared to the fourth quarter of 2008. Sales of infectious disease products grew 118% to $57.0 million in the quarter compared to the prior year driven by sales of the company’s QuickVue® Influenza products.

Operating margin increased to 48% versus 26% in the same quarter last year. Net income for the fourth quarter of 2009 was $20.1 million, or $0.67 per diluted share, compared to $6.1 million, or $0.19 per diluted share, for the fourth quarter of 2008.
“Global demand for our QuickVue® Influenza products was sustained throughout the fourth quarter 2009, driving the near doubling of revenues for the period compared to 2008,” said Douglas Bryant, president and CEO of Quidel Corporation. “We believe the results for the quarter reflect the impact of the pandemic combined with continued adoption and market penetration as physicians and hospitals continue to recognize the utility in diagnosing patients at the point-of-care with our rapid influenza products.”
Results for the Year Ended December 31, 2009
Total revenues rose 28% to $164.3 million for the year ended December 31, 2009 from $128.1 million for the same period in 2008. Net income for the year ended 2009 was $32.9 million, or $1.08 per diluted share, compared to $18.8 million, or $0.58 per diluted share, for the same period of the prior year. Included in diluted earnings per share for the year ended 2009 is a restructuring charge of $2.0 million or $0.04 per share.
“Quidel achieved record fourth quarter and full year 2009 results by providing high-quality rapid tests for the unprecedented number of patient visits around the world for influenza-like-illness, and by better managing the inventories in our domestic distribution channel, which now more accurately reflect end-user demand. We continue to execute on our plan to grow our business by building our product portfolio by two to three new products per year, investing in our molecular diagnostics capabilities and technologies, and seizing strategic corporate development opportunities such as the previously announced agreement to acquire Diagnostic Hybrids, Inc. All of these actions support our strategy to provide products that meet customers’ needs across the diagnostic continuum,” Bryant continued.
Liquidity
Cash, cash equivalents and marketable securities as of December 31, 2009 were $93.0 million, compared to $57.9 million as of December 31, 2008. In 2009, Quidel repurchased approximately 3.1 million shares of its common stock for $32.8 million under the company’s previously announced share repurchase program. A total of $19.1 million remains available for share repurchases under the current Board authorized program.
Conference Call Information
Quidel management will host a conference call to discuss the fourth quarter and full year 2009 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (800) 299-6183, or from outside the U.S. dial (617) 801-9713, and enter the passcode 92595346.
A live webcast of the call can be accessed at www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 48031182.
About Quidel Corporation
Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point-of-care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com, www.rsvtesting.com and www.flutest.com.
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products. Further, with respect to the transaction to acquire Diagnostic Hybrids, Inc. and related statements, these statements are based on our current expectations as to future events, but are subject to numerous risks and uncertainties. These risks and uncertainties include the satisfaction of closing conditions for the transaction, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the possibility that the transaction will not be completed or, if completed, not completed on a timely basis; the potential that market segment growth will not follow historical patterns; and the possibility that integration of the two companies will not be as successful as we expect. Quidel can give no assurance that the transaction will be completed or that future results will be as planned. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.
[Table follows]

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Year to date
	December 31		December 31
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Total revenues	$66,597	$33,483	$164,282	$128,132

Cost of sales (excludes amortization of intangible assets)	19,049	13,767	55,218	50,206
Research and development	3,523	2,392	12,526	11,147
Sales and marketing	6,809	4,846	23,347	20,898
General and administrative	4,658	2,611	16,783	12,786
Amortization of intangibles	324	1,068	1,364	4,476
Restructuring	—	—	2,038	—
Business acquisition costs	457	—	457	—

Total costs and expenses	34,820	24,684	111,733	99,513

Income from operations	31,777	8,799	52,549	28,619

Interest expense	(308)	(161)	(767)	(671)
Interest income	69	365	372	1,686
Other, net	4	(10)	(5)	135

Total other income (expense)	(235)	194	(400)	1,150

Income before taxes	31,542	8,993	52,149	29,769

Income tax expense	11,435	2,923	19,266	10,921

Net income	$20,107	$6,070	$32,883	$18,848

Basic earnings per share:	$0.68	$0.19	$1.10	$0.59
Diluted earnings per share:	$0.67	$0.19	$1.08	$0.58

Weighted shares used in basic per share calculation	29,460	31,752	29,964	31,853
Weighted shares used in diluted per share calculation	29,930	32,346	30,418	32,612

Gross profit as a % of total revenues	71.4%	58.9%	66.4%	60.8%
Research and development as a % of total revenues	5%	7%	8%	9%
Sales and marketing as a % of total revenues	10%	14%	14%	16%
General and administrative as a % of total revenues	7%	8%	10%	10%
Income from operations as a % of total revenues	48%	26%	32%	22%

Condensed balance sheet data (in thousands):	12/31/09	12/31/08

Cash, cash equivalents and marketable securities	$93,002	$57,908
Working capital	96,103	85,592
Total assets	167,697	142,808
Long term obligations	10,556	8,138
Stockholders’ equity	126,450	119,236

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